PLAN OF SHARE CLASS CONVERSION

NEUBERGER BERMAN EQUITY FUNDS

THIS PLAN OF SHARE CLASS CONVERSION (“Plan”) is made by Neuberger Berman Equity Funds (“Trust”) with respect to Neuberger Berman Real Estate Fund (“Fund”), a segregated portfolio of assets (“series”) thereof.

R E C I T A L S

A.  The Trust is a statutory trust organized under the laws of the State of Delaware that is registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended (“1940 Act”).  The Trust has numerous separate series, one of which is the Fund.

B.  The Fund currently offers, or is authorized to offer, two classes of shares, designated Trust Class and Institutional Class shares (“Trust Shares” and “Institutional Shares,” respectively).

C.  For valid business reasons, at a meeting of the Trust’s Board of Trustees (“Board”) on December 14, 2005, the Board, including its members who are not “interested persons” (as that term is defined in the 1940 Act), approved a plan, with respect to the Fund, as described herein, (1) to convert Fund Trust Shares to Fund Institutional Shares and (2) to convert Fund Institutional Shares to Fund Trust Shares.  This Plan is intended to implement such plan.

P R O V I S I O N S

This Plan, as set forth below, shall be effective with respect to the Fund at the date of its adoption by the Board.

ARTICLE 1.  Conversion of Trust Shares

A shareholder who, as of the close of business on any day on which the New York Stock Exchange is open for trading (“Close of Business”), satisfies the eligibility requirements for purchase and ownership of Institutional Shares of the Fund (“Eligibility Requirements”) is referred to herein as an “Eligible Shareholder.”  All Trust Shares of the Fund held by an Eligible Shareholder who requests that they be converted to Institutional Shares of the Fund shall be converted, without any fee, load, or charge to the shareholder, no later than the Close of Business on the last business day (as defined in the Fund’s prospectus) of the month in which the Trust receives such request, to the number (rounded to the third decimal place) of Fund Institutional Shares that is equal in aggregate net asset value (“NAV”) to the aggregate NAV of such Trust Shares, both determined as of the Close of Business on the date of conversion.

ARTICLE 2.  Conversion of Institutional Shares

All Institutional Shares of the Fund held by a shareholder who, as of any Close of Business, fails to continue to satisfy the Eligibility Requirements shall be converted, without any fee, load, or charge to the shareholder to the number (rounded to the third decimal place) of Fund Trust Shares that is equal in aggregate NAV to the aggregate NAV of such Institutional Shares, both determined as of the Close of Business on the date of conversion.

ARTICLE 3.  Additional Terms of Conversions

Each conversion pursuant to Article 1 or 2 shall be recorded on the books of the Trust’s transfer agent, and a confirmation regarding same shall be issued to the affected shareholder in accordance with the transfer agent’s normal procedure for issuance of confirmations of share transactions.  Nothing in this Plan authorizes or permits the conversion of shares of any class of any series of the Trust to shares of any class of any other series thereof.

ARTICLE 4.  Amendment of this Plan

The Board may authorize amendments of any provision of this Plan at any time, by resolution properly adopted at a meeting thereof duly called for that purpose, provided that no such amendment shall affect any conversions carried out pursuant to Articles 1 or 2 before the effective date of the amendment.

ARTICLE 5.  Expenses

The Fund shall bear all the expenses incurred in connection with carrying out this Plan.

IN WITNESS WHEREOF, the Trust has executed this Plan as of the day and year set forth below.

Date:   December 29, 2005

NEUBERGER BERMAN REAL ESTATE FUND

By: /s/ Robert Conti

Name:  Robert Conti

Title:    Vice President

Agreed and assented to:

NEUBERGER BERMAN MANAGEMENT INC.

By:  /s/ Robert Conti

Name: Robert Conti

Title:    Senior Vice President